Filed pursuant to Rule 433

June 7, 2021

Relating to

Preliminary Prospectus Supplement dated June 7, 2021

to

Prospectus dated September 23, 2019

Registration Statement No. 333-233896

Duke Energy Corporation
$500,000,000 Floating Rate Senior Notes due 2023

$1,000,000,000 2.55% Senior Notes due 2031
$750,000,000 3.30% Senior Notes due 2041
$750,000,000 3.50% Senior Notes due 2051

Pricing Term Sheet

Issuer:	Duke Energy Corporation (the “Issuer”)
Trade Date:	June 7, 2021
Settlement:	June 10, 2021 (T+3)
Expected Ratings (Moody’s/S&P)*:	Baa2 (Stable) / BBB (Stable)
Security Description:

Floating Rate Senior Notes due 2023 (the “Floating Rate Notes”)
2.55% Senior Notes due 2031 (the “2031 Fixed Rate Notes”)
3.30% Senior Notes due 2041 (the “2041 Fixed Rate Notes”)
3.50% Senior Notes due 2051 (the “2051 Fixed Rate Notes” and together with the 2031 Fixed Rate Notes and the 2041 Fixed Rate Notes, the “Fixed Rate Notes”)

Principal Amount:	Floating Rate Notes: $500,000,000 2031 Fixed Rate Notes: $1,000,000,000 2041 Fixed Rate Notes: $750,000,000 2051 Fixed Rate Notes: $750,000,000
Interest Payment Dates:

Floating Rate Notes: Payable quarterly in arrears on March 10, June 10, September 10 and December 10, beginning on September 10, 2021.

Fixed Rate Notes: Payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2021

Maturity Date:	Floating Rate Notes: June 10, 2023 2031 Fixed Rate Notes: June 15, 2031 2041 Fixed Rate Notes: June 15, 2041 2051 Fixed Rate Notes: June 15, 2051

Benchmark Treasury:	Floating Rate Notes: N/A 2031 Fixed Rate Notes: 1.625% due May 15, 2031 2041 Fixed Rate Notes: 2.250% due May 15, 2041 2051 Fixed Rate Notes: 1.875% due February 15, 2051
Benchmark Treasury Yield:	Floating Rate Notes: N/A 2031 Fixed Rate Notes: 1.565% 2041 Fixed Rate Notes: 2.167% 2051 Fixed Rate Notes: 2.252%
Spread to Benchmark Treasury:	Floating Rate Notes: N/A 2031 Fixed Rate Notes: +100 bps 2041 Fixed Rate Notes: +115 bps 2051 Fixed Rate Notes: +125 bps
Yield to Maturity:	Floating Rate Notes: N/A 2031 Fixed Rate Notes: 2.565% 2041 Fixed Rate Notes: 3.317% 2051 Fixed Rate Notes: 3.502%
Coupon:	Floating Rate Notes: Floating rate based on Compounded SOFR plus 0.25%; calculated quarterly 2031 Fixed Rate Notes: 2.55% 2041 Fixed Rate Notes: 3.30% 2051 Fixed Rate Notes: 3.50%
Price to the Public:

Floating Rate Notes: 100% per Floating Rate Note (plus accrued interest, if any, from June 10, 2021)
 2031 Fixed Rate Notes: 99.868% per 2031 Fixed Rate Note (plus accrued interest, if any, from June 10, 2021)
2041 Fixed Rate Notes: 99.752% per 2041 Fixed Rate Note (plus accrued interest, if any, from June 10, 2021)
2051 Fixed Rate Notes: 99.963% per 2051 Fixed Rate Note (plus accrued interest, if any, from June 10, 2021)

Redemption Provisions:

The Floating Rate Notes may not be redeemed prior to their maturity.

Each series of Fixed Rate Notes may be redeemed at any time before the applicable Par Call Date (as set forth in the table below), in whole or in part and from time to time, at a redemption price equal to the greater of  (1) 100% of the principal amount of such series of Fixed Rate Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such series of Fixed Rate Notes being redeemed that would be due if such series of Fixed Rate Notes matured on the applicable Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the

Preliminary Prospectus Supplement) plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), plus, in each case, accrued and unpaid interest on the principal amount of such series of Fixed Rate Notes being redeemed to, but excluding, such redemption date.

Each series of Fixed Rate Notes may be redeemed at any time on or after the applicable Par Call Date, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Notes being redeemed plus accrued and unpaid interest on the principal amount of such series of Fixed Rate Notes being redeemed to, but excluding, such redemption date.

	Series	Par Call Date	Make-Whole Spread
	2031 Fixed Rate Notes	March 15, 2031	15 bps
	2041 Fixed Rate Notes	December 15, 2040	20 bps
	2051 Fixed Rate Notes	December 15, 2050	20 bps
Denominations:	$2,000 or any integral multiple of $1,000 in excess thereof
CUSIP / ISIN:	Floating Rate Notes: 26441C BK0 / US26441CBK09 2031 Fixed Rate Notes: 26441C BL8 / US26441CBL81 2041 Fixed Rate Notes: 26441C BM6 / US26441CBM64 2051 Fixed Rate Notes: 26441C BN4 / US26441CBN48
Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC
Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Co-Managers:

BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets Inc.
Siebert Williams Shank & Co., LLC
Academy Securities, Inc.

C.L. King & Associates, Inc.
Great Pacific Securities

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.
WR Securities, LLC

___________________________

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com; PNC Capital Markets LLC toll-free at (855) 881-0697; RBC Capital Markets, LLC toll-free at (866) 375-6829; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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